Exhibit 99.1
LULULEMON ATHLETICA INC. ANNOUNCES SECOND QUARTER FISCAL 2008 RESULTS
Second Quarter Net Revenue Increases 48% to $85.5 million
Second Quarter Diluted EPS of $0.16
Maintaining Guidance for Fiscal 2008
Vancouver, Canada — September 11, 2008 — lululemon athletica inc. [NASDAQ: LULU; TSX: LLL] today announced financial results for the thirteen weeks ended August 3, 2008.
For the thirteen weeks ended August 3, 2008:
•	Net revenue increased 48% to $85.5 million from $57.9 million for the second quarter of fiscal 2007. Net revenue from corporate-owned stores was $78.3 million, an increase of 50% from $52.3 million for the second quarter of fiscal 2007, with comparable-store sales increasing 13% on a constant-dollar basis compared to the second quarter of fiscal 2007, or 18% including the impact of currency.

•	Income from operations increased 52% to $15.5 million, or 18.2% of net revenue, compared to $10.2 million, or 17.7% of net revenue, in the second quarter of fiscal 2007.

•	Diluted earnings per share from continuing operations were $0.18 on net income of $12.3 million, compared to diluted earnings per share of $0.08 on net income of $5.5 million in the second quarter of fiscal 2007. Diluted earnings per share were $0.16 after deducting a loss of $0.02 per share for discontinued operations resulting from the Company’s closure of its stores in Japan.
For the twenty six weeks ended August 3, 2008:
•	Net revenue increased 59% to $162.4 million compared to $102.0 million for the same period in fiscal 2007. Net revenue from corporate-owned stores increased 65% to $147.7 million compared to $89.7 million for the same period in fiscal 2007, with comparable store sales growth of 14% on a constant dollar basis or 22% including the impact of currency.

•	Income from operations increased 58% to $27.5 million, or 16.9% of net revenue, compared to $17.4 million, or 17.0% of net revenue, in the first six months of fiscal 2007.

•	Diluted earnings per share from continuing operations were $0.29 on net income of $20.8 million, compared to diluted earnings per share of $0.13 on net income of $9.3 million for the same period in fiscal 2007. Diluted earnings per share were $0.27 for the first twenty six weeks of fiscal 2008, after deducting a loss of $0.02 per share for discontinued operations.
Christine Day, lululemon’s CEO stated: “We have a lot of accomplishments to celebrate this quarter. We are pleased with our financial performance, particularly in light of the current retail environment, and have made notable progress on various initiatives in real estate, systems and people that will support our long term growth objectives. Looking ahead, we are excited by our continued sales momentum and the tremendous opportunity for the lululemon brand as we expand our store base and develop our e-commerce business.”
Maintaining Guidance
Based on the results year to date and our outlook for the balance of the year, the Company maintains its guidance for fiscal 2008 diluted earnings per share in the range of $0.68-$0.71.
The Company continues to expect revenue between $380 million and $385 million based on anticipated comparable store sales growth of high single digits on a constant dollar basis and 35 planned new store openings in North America.
Although the Company benefited from a lower than expected tax rate in the second quarter due to the timing of certain tax deductions, we continue to expect an average effective tax rate in the low 30% range for the full year and anticipate diluted weighted average shares outstanding of approximately 71 million for 2008. Fiscal 2008 earnings guidance includes a $0.02 charge per share recorded in the second quarter resulting from the Company’s closure of its four stores that operated in Japan.
The Company’s long-term growth targets continue to be net revenue growth of approximately 25% and diluted EPS growth in excess of 25%.
Creating components for people to live longer, healthier and more fun lives

Conference Call Information
A conference call to discuss second quarter results is scheduled for today, September 11, 2008, at 9:00 AM Eastern Time. Investors interested in participating in the call are invited to dial (877) 548-7912 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.lululemon.com.
About lululemon athletica inc.
lululemon athletica (NASDAQ: LULU; TSX: LLL) is a yoga-inspired athletic apparel company that creates components for people to live longer, healthier and more fun lives. By producing products that help keep people active and stress free, lululemon believes that the world will be a better place. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, http://www.lululemon.com.
Forward-Looking Statements:
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition, financial results or results of operations, our prospects and strategies for future growth, both in North America and internationally, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “intends,” “estimates,” “predicts,” “potential” or the negative of these terms or other comparable terminology. These forward-looking statements are based on management’s current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: the possibility that we may not be able to manage operations at our current size or manage growth effectively; the possibility that we may not be able to identify suitable locations to open new stores or attract customers to our stores; the possibility that we may not be able to successfully expand in the United States or in other markets, or expand into new markets; the possibility that we may not be able to finance our growth and maintain sufficient levels of cash flow; the possibility that a general economic slowdown could adversely affect our results of operations and growth plans; increasing competition, which may cause us to reduce the prices of our products or to increase significantly our marketing efforts to avoid losing market share; the possibility that we may not be able to effectively market and maintain a positive brand image; the possibility that we may not be able to continually innovate and provide our consumers with improved products; and other risk factors detailed in our filings with the Securities and Exchange Commission, including the risk factors contained in our fiscal 2007 Annual Report on Form 10-K filed with the SEC and other filings we make with the SEC. Our filings with the SEC are available at http://www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.
Contacts:
Investors
ICR
Joseph Teklits
203.682.8258
Media
FD
Evan Goetz, Diane Zappas
212.850.5600
Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Consolidated Statements of Operations (unaudited)
Expressed in thousands of dollars except per share amounts

	Thirteen Weeks	Three Months	Twenty Six	Six Months
	Ended	Ended	Weeks Ended	Ended
	August 3, 2008	July 31, 2007	August 3, 2008	July 31, 2007

Net revenue	$85,484	$57,900	$162,424	$102,039

Costs of goods sold	41,108	27,167	76,948	48,901

Gross profit	44,376	30,733	85,476	53,138
As a percent of revenues	51.9%	53.1%	52.6%	52.1%

Selling, general and administrative expenses	28,833	20,490	57,987	35,783
As a percent of revenues	33.7%	35.4%	35.7%	35.1%

Income from operations	15,543	10,243	27,489	17,355
As a percent of revenues	18.2%	17.7%	16.9%	17.0%

Other expense (income), net	(211)	(71)	(489)	(178)

Income before provision for income taxes	15,754	10,314	27,978	17,533

Provision for income taxes	3,415	4,798	7,169	8,247

Net income from continuing operations	$12,339	$5,516	$20,810	$9,286

Net loss from discontinued operations	(1,192)	(394)	(1,186)	(623)

Net income	$11,147	$5,122	$19,624	$8,663

Basic earnings / (loss) per share:
Continuing operations	$0.18	$0.08	$0.31	$0.14
Discontinued operations	(0.02)	(0.01)	(0.02)	(0.01)

Net basic earnings per share	$0.16	$0.07	$0.29	$0.13

Diluted earnings / (loss) per share:
Continuing operations	$0.18	$0.08	$0.29	$0.13
Discontinued operations	(0.02)	(0.01)	(0.02)	(0.01)

Net diluted earnings per share	$0.16	$0.07	$0.27	$0.12

Weighted average outstanding:
Basic	68,106,601	65,225,819	67,892,456	65,225,819
Diluted	70,375,980	68,891,237	70,799,684	68,878,832
Creating components for people to live longer, healthier and more fun lives lululemon athletica inc.
Condensed Consolidated Balance Sheets
Expressed in thousands of dollars

	August 3, 2008	February 3, 2008
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$43,735	$52,545
Inventories	43,433	37,932
Other current assets	11,023	8,384

Total current assets	98,191	98,861

Property and equipment, net	55,473	43,605

Intangible assets, net	7,374	8,124

Deferred income taxes and other assets	13,431	4,502

Total assets	$174,469	$155,092

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,322	$5,159
Other current liabilities	26,894	25,261
Income taxes payable	—	5,720

Total current liabilities	28,216	36,140

Deferred income taxes and other non-current liabilities	9,745	6,918

Stockholders’ equity	136,508	112,034

Total liabilities and stockholders’ equity	$174,469	$155,092

Creating components for people to live longer, healthier and more fun lives